Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY

1600 BROADWAY, SUITE 2200

MANAGER - INVESTOR RELATIONS

DENVER, COLORADO 80202	303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES EXPLORATION DISCOVERIES AND

PROVIDES AN OPERATIONAL PROJECT UPDATE

DENVER, COLORADO – February 16, 2005 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced exploration discoveries in Alaska and the Rocky Mountains and provided an operational project update.

EXPLORATION DISCOVERIES

Alaska

Forest announced two successful gas wells onshore in the Cook Inlet Area of Alaska where the Company has in excess of 1,150,000 net undeveloped acres of which approximately 96,000 are near the current discoveries.

The 100% owned West Foreland #2 well was drilled upstructure to the West Foreland #1 well and tested 15 MMcfe/d from two zones.

In a separate exploration test, the 30% owned Three Mile Creek Unit #1 exploration well flowed at a rate of 2 MMcfe/d on initial testing from shallow Beluga intervals.  Additional testing will be completed this spring, once weather allows for the mobilization of a rig across the Cook Inlet.

Craig Clark, President and Chief Executive Officer, stated “These wells are the first of our new onshore gas focus in the Cook Inlet area.  We enjoy a large acreage position surrounding these discoveries so we have a lot of running room.  The Cook Inlet acreage is near existing infrastructure so the time and costs it takes to hook-up to sales is minimal.  There is presently a growing supply shortfall in the local natural gas market and we are attempting to address that market.”

Rocky Mountains

Forest announced a gas discovery in the Green River Basin of Utah.  The Hickory 4-20, located on the south plunge of the Moxa Arch, has reached total depth at 13,400 feet and identified 22 feet of high quality pay along with excellent gas shows.  Forest operates this well with a 58%

working interest and has in excess of 8,000 gross acres leased in the prospect area.  This play was internally generated and supported by proprietary 3D seismic.  Additional follow-up opportunities exist and will be pursued following the testing and completion of this well.

OPERATIONAL PROJECT UPDATE

South Marsh Island Block 105 #A-2 Sidetrack (100% Working Interest) – Forest sidetracked and directionally drilled the A-2 to a previously untested fault block.  The well tested 2,392 Bbls/d and 1.2 MMcf/d.

Vermilion Block 26 #52 Well (100% Working Interest) – The #52 well was recompleted to the Rob L-6 Sand.  The completion tested 11.1 MMcf/d and 486 Bbls/d at 9,200 psi flowing tubing pressure.  Total field production has increased from 13 MMcfe/d to 29 MMcfe/d.

West White Lake B-27 Well (100% Working Interest) – The B-27 well was recompleted as a dual in the Disc B-5 and B-7 sands.   The combined initial production from both completions totaled 12.3 MMcfe/d. Total field production has increased from 8 MMcfe/d to 19 MMcfe/d.

Permian Basin Waterflood / Exploitation Program (60% - 100% Working Interest) – The Western Region continued its aggressive drilling and recompletion program in the Permian Basin. Highlights include the Tex-Mex field where infill drilling has increased production from 600 Bbls/d to 1,200 Bbls/d.

Vermejo Field, Permian Basin (98% – 100% Working Interest) – Recent leasing adjacent to Vermejo resulted in securing an additional 5,000 gross acres in the active Haley Atoka trend.  Forest’s total gross acreage position in and around this field is currently 25,000 gross acres.  Forest will spud a deep test in the first quarter of 2005.

SE New Mexico Exploration/Exploitation Drilling Program (6-50% Working Interest) – In 2004, Forest participated in a 17 well exploration/exploitation program targeting the Morrow, McKee, and Strawn formations. Initial gross individual well tests range from 0.7 to 5.1 MMcf/d. Of the 17 wells, 13 are producing and 4 are still completing. Forest anticipates a high level of activity in 2005, with many of the wells offsetting the success of the 2004 program.

Minihan Acquisition, Permian Basin (50-100% Working Interest) – Forest recently completed the acquisition of the privately held Minihan Oil & Gas Company. Within 2 months after assuming operations, gross production volumes have increased from 1,700 to 2,500 Bbls/d as a result of drilling, recompletions and production optimization. A significant level of activity on these fields is planned for 2005.

Wild River Field, Canada (24% - 88.75% Working Interest) – Forest drilled eight Cretaceous gas wells and one re-entry well with 100% success rate and had continued drilling operations in early 2005 on three additional locations.  Forest has six wells on-stream at an average gross initial production rate of 1.6 MMcfe/d.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.  These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks.  Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada.  Forest's common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit our website at www.forestoil.com.

February 16, 2005

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